PROSPECTUS Dated March 29, 1995            Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                       January 23, 1996 Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
                   Euro Floating Rate Senior Notes Due 1999

The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

Interest will be calculated using an actual/360 interest factor as described in the accompanying Prospectus Supplement under "Description of Notes - Floating Rate Notes." For additional information on the Notes, see "Description of Notes - Floating Rate Notes" in the accompanying Prospectus Supplement.


PRINCIPAL AMOUNT:                               INTEREST ACCRUAL DATE:
Australian $19,646,365                          February 1, 1996


MATURITY DATE:                                  INITIAL INTEREST RATE:
February 1, 1999 or if such day is not a        To be determined on
Business Day (as defined herein) the next       January 30, 1996
succeeding Business Day, unless that day falls
in the next calendar month, in which case such
day will be the first preceding day that is a   INITIAL INTEREST RESET
Business Day                                    DATE:  The first Interest
                                                       Payment Date
SETTLEMENT DATE:
February 1, 1996                                MAXIMUM INTEREST RATE:
                                                N/A

ISSUE PRICE:
100%                                            MINIMUM INTEREST RATE:
                                                N/A

SPECIFIED CURRENCY:
Australian Dollars                              INITIAL REDEMPTION DATE:
                                                N/A

BASE RATE:  Australian Dollars LIBOR
                                                INITIAL REDEMPTION PERCENTAGE:
                                                N/A
INDEX MATURITY:  3 Months

SPREAD (PLUS OR MINUS):                         ANNUAL REDEMPTION PERCENTAGE
Plus 0.10% per annum                            REDUCTION:  N/A



ALTERNATE RATE EVENT                            OPTIONAL REPAYMENT DATE(S):
SPREAD:  N/A                                    N/A


SPREAD MULTIPLIER:  N/A                         REPORTING SERVICE:
                                                TELERATE PAGE 3740

COMMON CODE: 006354050
ISIN:  XS0063540503                             CALCULATION AGENT:
                                                Chemical Bank

OTHER PROVISIONS: "Business Day"                INDEX CURRENCY:
means any day, other than a Saturday or         Australian Dollars
Sunday, that is neither a legal holiday nor a
day on which banking institutions are           TOTAL AMOUNT OF OID: None
authorized or required by law or regulation to
close in the City of New York, Melbourne or
Sydney                                          ORIGINAL YIELD TO MATURITY:
                                                N/A
Notwithstanding any other provision to the
contrary, interest on the Notes will continue   INITIAL ACCRUAL PERIOD OID:
to accrue to, but will exclude, the Maturity    N/A
Date, and will cease to accrue thereafter
                                                DENOMINATIONS:
                                                Australian $1,285


INTEREST PAYMENT DATES:
Each 1st of February, May, August and
November, commencing on May 1, 1996 and
ending on February 1, 1999 (each an "Interest
Payment Date") or if any such day is not a Business Day (as defined herein) the next succeeding Business Day, unless that day falls in the next calendar month, in which case such day will be the first preceding day that is a Business Day


INTEREST PAYMENT PERIOD: Quarterly


INTEREST RESET PERIODS: The period
from and including the first Interest Payment
Date to but excluding the next succeeding
Interest Payment Date and each successive period beginning on, and including, an Interest
Payment Date and ending on, but excluding, the next succeeding Interest Payment Date


INTEREST RESET DATES:
The first Interest Payment Date and each successive Interest Payment Date thereafter



  Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY & CO.
                           International Limited